Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Richard Shea              or       Robert Friedberg
         COO and CFO                        Vice-President & Controller
         Anthracite Capital, Inc.           Anthracite Capital, Inc.
         Tel: (212) 754-5579                Tel: (212) 409-3333

      Anthracite Capital Prices $419 Million Secured Debt Offering to
                    Match Fund Credit Sensitive Assets

       Secured Debt has a Weighted Average Life of 9.32 Years and an
                 Average Fixed Rate Cost of Funds of 7.29%

NEW YORK--May 15, 2002-- Anthracite Capital, Inc. (NYSE:AHR) today announced the pricing of a $419,185,000 secured debt offering through Anthracite CDO CDO I Ltd. and Anthracite CDO I Corp.

The debt will be secured by a portfolio of Commercial Mortgage Backed Securities and unsecured debt of publicly traded real estate operating companies. The Company accumulated this portfolio over the past four years. The debt issuance is intended to match the portfolio assets with long-term liabilities. The Company intends to own the portfolio until its maturity and will account for this transaction on its balance sheet as a financing. Anthracite will use the proceeds of this offering to replace 87% of the short-term liabilities currently used to finance its larger credit sensitive portfolio. All notes will be issued at a fixed rate or hedged to create a total fixed cost of funds of approximately 7.29%. The transaction will also provide approximately $70 million of additional cash for reinvestment. The notes offered pursuant to the CDO will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Hugh Frater, President and CEO of the Company stated, "With the closing of this offering the Company will accomplish three important objectives. First, the Company will raise match-funded debt and pay down the majority of its short-term debt on credit sensitive positions, significantly reducing the Company's financing risk. Second, by issuing term debt swapped to fixed rates, the Company has eliminated the short-term interest rate risk of financing these assets. Third, by issuing debt on a non-recourse basis, secured only by certain Company assets, the Company maximized the proceeds of the offering and raised new liquidity in excess of that required for short-term debt repayment. As a result of this offering, we believe the Company has less risk today than at any time in its history. Although its cost of funds is higher as a result of this transaction the Company remains comfortable with full year 2002 consensus estimates."

Richard Shea, COO/CFO of the Company added: "The quality of the Company's earnings is significantly enhanced. Our objective has been to provide a stable dividend for our shareholders and this transaction not only enhances that stability but provides a strong foundation for future growth."

Additionally and separately, the Company has entered into sales agency agreements to sell up to 4,000,000 shares of common stock from time to time through an equity shelf program. Sales of the shares, if any, will be made by means of ordinary brokers' transactions on the New York Stock Exchange at market prices. The Company intends to pursue such sales when it feels the issuance of stock would be accretive to shareholders. The sales agents for the equity shelf program will be UBS Warburg and Brinson Patrick Securities Corporation.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. This press release is not an offer to sell or a solicitation of an offer to buy any security. Anthracite's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those detailed from time to time in Anthracite's reports and filings with the Securities and Exchange Commission.

For further information, please contact Richard Shea, Chief Operating Officer and Chief Financial Officer at 212/754-5579, Robert Friedberg, Controller and Vice-President at 212/409-3333 or visit Anthracite's website at www.anthracitecapital.com.